Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL STATEMENTS

May 30, 2006

Stockholders and Board of Directors of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Rigel Pharmaceuticals, Inc. for the registration of 500,000 shares of Common Stock pertaining to the 2000 Equity Incentive Plan and 88,888 shares of Common Stock pertaining to the 2000 Employee Stock Purchase Plan of Rigel Pharmaceuticals, Inc. of our report dated May 2, 2006 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2006.

Very truly yours,

/s/ ERNST & YOUNG, LLP

Palo Alto, California

May 30, 2006